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EXCHANGE AGREEMENT

BY AND AMONG

REGAL ENTERTAINMENT GROUP

AND

THOSE PERSONS LISTED ON ANNEX I

Dated as of March 8, 2002

EXCHANGE AGREEMENT

        This EXCHANGE AGREEMENT, dated as of March 8, 2002 (this "Agreement"), is made and entered into by and among Regal Entertainment Group, a Delaware corporation (the "Company"), and those persons listed on Annex I hereto (the "Stockholders").

RECITALS

        A.    The Company and the Stockholders desire to exchange the shares of United Artists Theatre Company, a Delaware corporation ("United Artists"), Edwards Theatres, Inc., a Delaware corporation ("Edwards"), Regal Cinemas Corporation, a Delaware corporation ("Regal"), and Regal CineMedia Corporation, a Delaware corporation ("Regal CineMedia"), held by the Stockholders for capital stock of the Company.

        B.    The Company and the United Artists Warrantholders desire to exchange the United Artists Warrants for Company Warrants.

        C.    Each of the Stockholders hold the number of Shares and each of the United Artists Warrantholders hold the number of United Artists Warrants set forth opposite such Stockholders' or United Artists Warrantholders' name on Annex II hereto.

        D.    The Company and the Stockholders have determined that this Agreement shall govern the proposed exchange.

        E.    Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 6.12 of this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby agree as follows:

ARTICLE 1
THE EXCHANGE; DELIVERY OF SHARES; CLOSING

        1.1  Signing.

          (a)  Timing. The execution of this Agreement (the "Signing") shall take place at the offices of Hogan & Hartson L.L.P., 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202, at 10:00 a.m., local time, on the date first set forth above (the "Signing Date"), or at such other time and place as the Company and the Stockholders shall mutually agree upon.

          (b)  Exchange Ratios. Annex II hereto sets forth (i) the per share exchange ratios for the United Artists Stock, the United Artists Preferred Stock, the Edwards Stock, the Regal Stock, the Regal CineMedia Stock, the outstanding options to acquire shares of common stock of United Artists, par value $0.01 per share and the outstanding options to acquire shares of common stock of Regal, par value $0.001 per share (the "Exchange Ratios"), (ii) the number of shares of Company Class A Common Stock or Company Class B Common Stock to be issued to each Stockholder at the Closing, (iii) the number of shares of Company Class A Common Stock or Company Class B Common Stock subject to Company Warrants to be issued to each United Artists Warrantholder at the Closing and (iv) the numbers of options to acquire Company Class A Common Stock to be issued at the Closing to the holders of outstanding options to acquire shares of common stock of United Artists, par value $0.01 per share and the holders of outstanding options to acquire shares of common stock of Regal, par value $0.001 per share. With respect to each option to acquire Company Class A Common Stock, the exercise price for such option shall be determined by dividing the exercise price with respect to the existing option to be converted in the Exchange by the applicable Exchange Ratio. Annex III hereto sets forth the mathematical formulas used to calculate the Exchange Ratios.

          (c)  Stockholders' Agreement. The Company and each of the Stockholders hereby agree that contemporaneously with the Signing, the Company and such Stockholders will execute and deliver the Stockholders' Agreement, which Stockholders' Agreement shall become effective only upon the Closing hereunder. If the Closing does not occur, the Stockholders' Agreement shall be of no force or effect.

          (d)  Edwards Escrow Amendment. The Edwards Stockholders hereby agree that contemporaneously with the Signing, such Edwards Stockholders will execute and deliver the Edwards Escrow Substitution & Distribution Agreement and the First Amended & Restated Escrow Agreement attached thereto. If the Closing does not occur, the Edwards Escrow Substitution & Distribution Agreement and the First Amended & Restated Escrow Agreement shall be of no force or effect.

  (e)
  Market Stand-Off. Each Stockholder shall execute and deliver to the Company at the Signing the market stand-off agreement in substantially the form attached hereto as Exhibit F.

        1.2  Closing.

          (a)  Timing; Issuance of Company Class A Common Stock, Company Class B Common Stock and Company Warrants. If no Reversion has occurred, upon the Closing the following shall occur in the order hereinafter prescribed but as part of one overall transaction pursuant to which Anschutz, the other holders of Edwards Stock and the other holders of Regal Stock exchange the shares described in clauses (i) through (iii) below for Company Class A Common Stock, Company Class B Common Stock or Company Warrants, as applicable: (i) the shares of United Artists Stock, the shares of United Artists Preferred Stock, the United Artists Warrants, the shares of Edwards Class A Stock, the shares of Edwards Class B Stock, the shares of Regal Stock and the shares of Regal CineMedia Stock held by Anschutz or any Affiliate thereof shall be delivered by Anschutz endorsed in blank (or accompanied by duly executed stock powers) to the Company in exchange for the issuance and delivery by the Company to Anschutz of shares of Company Class A Common Stock, Company Class B Common Stock and Company Warrants in the amounts and pursuant to the Exchange Ratios set forth on Annex II hereto, provided, however, with respect to the shares of Regal CineMedia Stock, Anschutz shall be entitled to receive that number of shares of Company Class B Common Stock determined as follows: the capital contributed by Anschutz to Regal CineMedia, plus any accrued and unpaid interest on such contribution, multiplied by 0.089768699 rounded to the nearest whole share, but in no event more than the aggregate number of shares of Company Class B Common Stock set forth across from the name of Anschutz under the Regal CineMedia column on Annex II hereto, (ii) the shares of Edwards Class A Stock and the shares of Edwards Class B Stock held by the Edwards Stockholders (other than Anschutz) shall be delivered by the Edwards Stockholders (other than Anschutz) endorsed in blank (or accompanied by duly executed stock powers) to the Company in exchange for the issuance and delivery by the Company to such Edwards Stockholders of shares of Company Class A Common Stock or Company Class B Common Stock in the amounts and pursuant to the Exchange Ratios set forth on Annex II hereto and (iii) the shares of Regal Stock held by the Regal Stockholders (other than Anschutz) shall be delivered by the Regal Stockholders (other than Anschutz) endorsed in blank (or accompanied by duly executed stock powers) to the Company in exchange for the issuance and delivery by the Company to such Regal Stockholders of shares of Company Class A Common Stock or Company Class B Common Stock in the amounts and pursuant to the Exchange Ratios set forth on Annex II hereto (collectively, the "Exchange"). The Exchange shall take place (the "Closing") at the offices of Hogan & Hartson L.L.P., 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202, at 10:00 a.m., local time, on the date that is two (2) business days following the termination of the Pre-Closing Period pursuant to Section 5.1(a) or at such other time and place as the Company and the Stockholders shall mutually agree upon in writing (the "Closing Date").

          (b)  Contribution of Additional United Artists Stock and Additional United Artists Warrants.

          (i)    From time to time after the Signing Date and the Closing Date, as applicable, the United Artists Stockholders or their Affiliates (other than the Company) may have the right to purchase or otherwise acquire shares of Additional United Artists Stock. The Company and the Stockholders hereby agree that from time to time after the Signing Date and the Closing Date, a United Artists Stockholder may, at its election, either (A) purchase or otherwise acquire shares of Additional United Artists Stock and contribute such shares of Additional United Artists Stock to the Company in exchange for shares of, at the United Artists Stockholder's option, Company Class A Common Stock or Company Class B Common Stock or (B) contribute cash to the Company in exchange for shares of, at the United Artists Stockholder's option, Company Class A Common Stock or Company Class B Common Stock and direct the Company to purchase for its account shares of Additional United Artists Stock, the purchase price for which will not exceed the amount of cash contributed by such United Artists Stockholder pursuant to this Section 1.2(b)(i). The number of shares of Company Class A Common Stock or Company Class B Common Stock issuable to the United Artists Stockholders pursuant to this Section 1.2(b)(i) shall be calculated using the Exchange Ratio with respect to the United Artists Stock, as such Exchange Ratio is set forth on Annex II hereto. The rights of the United Artists Stockholders and the obligations of the Company set forth in this Section 1.2(b)(i) shall terminate upon the Initial Public Offering.

          (ii)  From time to time after the Signing Date and the Closing Date, as applicable, the United Artists Warrantholders or their Affiliates (other than the Company) may have the right to purchase or otherwise acquire Additional United Artists Warrants. The Company and the Stockholders hereby agree that from time to time after the Signing Date and the Closing Date, a United Artists Warrantholder may, at its election, either (A) purchase or otherwise acquire Additional United Artists Warrants and contribute such Additional United Artists Warrants to the Company in exchange for Company Warrants for, at the United Artists Warrantholder's option, Company Class A Common Stock or Company Class B Common Stock or (B) contribute cash to the Company in exchange for Company Warrants for, at the United Artists Warrantholder's option, Company Class A Common Stock or Company Class B Common Stock and direct the Company to purchase for its account Additional United Artists Warrants, the purchase price for which will not exceed the amount of cash contributed by such United Artists Warrantholder pursuant to this Section 1.2(b)(ii) . The number of Company Warrants for shares of Company Class A Common Stock or Company Class B Common Stock issuable to the United Artists Warrantholders pursuant to this Section 1.2(b)(ii) shall be calculated using the Exchange Ratio with respect to the United Artists Warrants, as such Exchange Ratio is set forth on Annex II hereto. The rights of the United Artists Warrantholders and the obligations of the Company set forth in this Section 1.2(b)(ii) shall terminate upon the Initial Public Offering.

          (c)  Waiver of Rights of First Refusal. Anschutz and OCM Principal Opportunities Fund II, L.P., with respect to the Exchange, hereby waive the rights of first refusal set forth in Section 4.2 of that certain Stockholders' Agreement, dated September 28, 2001, by and among Edwards and the parties named therein. Anschutz and OCM Principal Opportunities Fund II, L.P., with respect to the Exchange, hereby waive the rights of first refusal set forth in Section 4.2 of that certain Shareholders' Agreement, dated January 29, 2002, by and among Regal and the parties named therein.

          (d)  Waiver of Tag-Along Rights. To the extent applicable, each Edwards Stockholder, with respect to the Exchange, hereby waives the tag-along rights set forth in Section 4.3 of that certain Stockholders' Agreement, dated September 28, 2001, by and among Edwards and the parties named therein. To the extent applicable, each Regal Stockholder, with respect to the Exchange, hereby waives the tag-along rights set forth in Section 4.3 of that certain Shareholders' Agreement, dated January 29, 2002, by and among Regal and the parties named therein.

          (e)  Over-allotment on Initial Public Offering. If the Company files prior to June 30, 2002 with the Securities and Exchange Commission a registration statement pursuant to the Securities Act for the Company's Initial Public Offering and the managing underwriter in such Initial Public Offering advises the Company, in its sole and absolute discretion that shares of Company Stock held by the Stockholders may be included in the over-allotment option in connection with such Initial Public Offering, then the Company shall offer to all of the Stockholders (other than to Anschutz or any Affiliate thereof and other than to OCM Principal Opportunities Fund II, L.P. or any Affiliate thereof) the opportunity to include shares of Company Stock held by such Stockholders in such overallotment option. The aggregate number of shares of Company Stock that will be included in such over-allotment option (the "Over-Allotment Share Amount") will be determined in the sole discretion of the managing underwriter. If the aggregate number of shares of Company Stock requested to be included in the over-allotment option by such Stockholders exceeds the Over-Allotment Share Amount, the shares of Company Stock included in the over-allotment option will be allocated to all of the Stockholders electing to participate in such over-allotment option pro rata on the basis of the number of shares held by such electing Stockholder over the number of shares held by all such electing Stockholders, rounded to the nearest whole share.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

        Each Stockholder severally represents and warrants to the Company as of the Signing Date and as of the Closing Date as follows:

        2.1  Organization, Standing and Power. The Stockholder is either (a) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, (c) a limited partnership or limited liability partnership duly organized, validly existing and in good standing under the laws of its state of formation, (d) a business trust or trust duly organized, validly existing and in good standing under the laws of its state of formation or (e) an individual. The Stockholder has, as applicable, the corporate, limited liability company, limited partnership, business trust, trust or other power and authority to carry on its business as now being conducted.

        2.2  Authority. The Stockholder has, as applicable, the requisite corporate, limited liability company, limited partnership, limited liability partnership, business trust, trust or other power and authority to enter into this Agreement and the Specified Agreements, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Specified Agreements, as applicable, by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby and thereby and the performance by the Stockholder of his, her or its obligations hereunder and thereunder have been duly authorized by, as applicable, all necessary corporate, limited liability company, limited partnership, limited liability partnership, business trust, trust or other action on the part of the Stockholder. This Agreement and the Specified Agreements, as applicable, each have been duly executed and delivered by the Stockholder and (assuming the valid authorization, execution and delivery of this Agreement and the Specified Agreements by the Company and each other Stockholder party hereto and thereto and the validity and binding effect hereof on the Company and each such other Stockholders) constitutes the valid and binding obligation of the Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws relating to or affecting creditors rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        2.3  Consents and Approvals; No Violation. Except as would not reasonably be expected to have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated by this Agreement and the Specified Agreements, as applicable, the execution and delivery of this Agreement and the Specified Agreements, as applicable, by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination under, or accelerate the performance required by, or result in the creation of any Lien upon the Shares or United Artists Warrants held by the Stockholder or any of the assets of the Stockholder under any provision of:

          (a)  Law. Any law, statute, rule, regulation or judicial or administrative decision applicable to the Stockholder (assuming receipt of all necessary approvals under the HSR Act or the expiration or termination of any waiting periods under the HSR Act);

          (b)  Governing Documents. The certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any other governing document of such Stockholder, as applicable;

          (c)  Other Agreements. Any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, contract or other instrument or agreement (giving effect to the waivers provided in Sections 1.2(c) and 1.2(d) hereof); or

          (d)  Legal Order. Any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator relating to such Stockholder.

        2.4  Ownership. The Stockholder is either (a) the holder of record and beneficially of all Shares in the amounts set forth opposite the Stockholder's name on Annex II hereto (or, with respect to the shares of Edwards Class B Stock or Regal CineMedia set for opposite the name of Anschutz and Edwards Class B Stock set forth opposite the name of OCM Principal Opportunities Fund II, L.P., which will be held of record and beneficially by such parties by the Closing Date) or (b) in the case of the Putnam Stockholders, the holder beneficially of all Shares in the amounts set forth opposite the Stockholder's name on Annex II hereto and a nominee of a custodian of such Stockholder is the record holder of such Shares and such nominee acts only in accordance with such Stockholder's instructions (which instructions may be delivered by such Stockholder's custodian) with respect to the transfer of such Shares. The Stockholder holds his, her or its Shares free and clear of all Liens, except with respect to the shares of Edwards Stock held by the Edwards Stockholders that are subject to that certain Escrow Agreement dated September 28, 2001. Upon consummation of the Exchange, the Company will acquire good and valid title to the Stockholder's Shares, free and clear of all Liens. The United Artist Warrantholder is the holder of record and beneficially of all United Artist Warrants in the amounts set forth opposite such United Artists Warrantholder's name on Annex II hereto. The United Artists Warrantholder holds his, her or its United Artists Warrants free and clear of all Liens. Upon consummation of the Exchange, the Company will acquire good and valid title to the United Artists Warrantholder's United Artists Warrants, free and clear of all Liens.

        2.5  Investment Matters.

          (a)  The Stockholder is experienced in evaluating and investing in companies such as the Company. The Stockholder has substantial knowledge regarding, and experience in, financial and business matters, including knowledge and experience in investing in and evaluating private placement transactions of securities in companies similar to the Company. The Stockholder is capable of evaluating the risks and merits of its investment in the Company and has the capacity to protect his, her or its own interests. The Stockholder has been furnished all information requested by him, her or it in connection with evaluating the merits and risks of an investment in the Company.

          (b)  The Stockholder is acquiring shares of Company Stock for investment for his, her or its own account and not with a view to, or for resale in connection with, any distribution thereof, except in compliance with applicable securities laws, and will not sell or distribute such shares of Company Stock, except in each case in compliance with applicable securities laws. The Stockholder understands that as of the date of this Agreement, the shares of Company Stock have not been registered under the Securities Act. The Stockholder understands that, except as provided for in the Stockholders' Agreement, the Stockholder has neither the right to require the Company or any underwriter to register the shares of Company Stock under the Securities Act or state securities laws at any time nor the right to join in any future registration of shares of capital stock by the Company.

          (c)  The Stockholder acknowledges that, because the shares of Company Stock have not been registered under the Securities Act, the shares of Company Stock that such Stockholder receives at the Closing must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act ("Rule 144") that permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold. The Stockholder understands that Rule 144 may not be available for purposes of reselling the shares of Company Stock received hereunder before one (1) year after the Closing Date.

          (d)  The Stockholder has had an opportunity to discuss in detail the Company's business, management and financial affairs with, and to ask questions of, the Company's officers and management employees with regard to the Company, its business and other information relevant to the Stockholder, and has reviewed all documents and records of the Company that the Company has provided in response to the Stockholder's request.

          (e)  The Stockholder is financially able to bear the economic risk of investment in the shares of the Company Stock, including a total loss of investment. The Stockholder has adequate means of providing for his, her or its current needs and has no need for liquidity in its investment in the Company and has no reason to anticipate any material change in its financial condition in the foreseeable future. The Stockholder understands that the acquisition of the shares of Company Stock is an investment involving a risk of loss and there is no guarantee that the Stockholder will realize any gain from such investment, and that he, she or it could lose the total amount of such investment. The Stockholder understands that neither the Securities and Exchange Commission nor any other U.S. federal or state agency has reviewed the proposed offering of Company Stock or made any finding or determination of fairness of the offering of shares of Company Stock or any recommendation or endorsement of such investment.

          (f)    Except as set forth in this Agreement and the Stockholders' Agreement, no representations or warranties have been made to the Stockholder by the Company or any agent, officer, employee or affiliate of the Company, and in entering into the present transaction the Stockholder is not relying on any information, other than from the results of independent investigation by the Stockholder and the representations and warranties made in this Agreement and in the Stockholders' Agreement. The Stockholder understands that the shares of Company Stock are being offered to him, her or it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of the Stockholder set forth herein in order to determine the applicability of such exemptions and the suitability of the Stockholder to acquire the shares of Company Stock.

          (g)  The Stockholder has not been organized for the specific purpose of acquiring shares of Company Stock.

          (h)  The Stockholder acknowledges that no general solicitation or general advertising (including communications published in any newspaper, magazine or other broadcast) has been received by him, her or it and that no public solicitation or advertisement with respect to the offering of the shares of Company Stock has been made to him, her or it.

          (i)    The Stockholder is an accredited investor, as such term is defined under Rule 501 of Regulation D promulgated under the Securities Act.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to each Stockholder as of the Signing Date and as of the Closing Date as follows:

        3.1  Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

        3.2  Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the Specified Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Specified Agreements by the Company, the consummation by the Company of the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Specified Agreements each has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement and the Specified Agreements by each Stockholder party hereto and thereto and the validity and binding effect of the Agreement on each such Stockholder) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws relating to or affecting creditors rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.3  Consents and Approvals; No Violation. Except as would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement and the Specified Agreements, the execution and delivery of this Agreement and the Specified Agreements by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination under, or accelerate the performance required by, or result in the creation of any Lien upon the Company Stock under any provision of:

          (a)  Law. Any law, statute, rule, regulation or judicial or administrative decision (assuming receipt of all necessary approvals under the HSR Act or the expiration or termination of any waiting periods under the HSR Act);

          (b)  Governing Documents. The Certificate of Incorporation or Bylaws;

          (c)  Other Agreements. Any mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, contract or other instrument or agreement; or

          (d)  Legal Order. Any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator relating to the Company.

        3.4  Company Assets and Liabilities. As of the Signing Date the Company has no assets, liabilities or operations. Upon the Closing of the Exchange, on an unconsolidated basis the only assets of the Company will be the shares of United Artists Stock, the shares of United Artists Preferred Stock, the United Artists Warrants, the shares of Edwards Stock, the shares of Regal Stock and the shares of Regal CineMedia Stock received in the Exchange. Upon the Closing of the Exchange, on an unconsolidated basis, the Company will have no liabilities.

        3.5  Company Stock to be Issued in the Exchange. Except as set forth in the Stockholders' Agreement, all of the shares of Company Stock issuable in exchange for the Shares in accordance with and subject to the terms of this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens and preemptive rights, including Liens and preemptive rights created by statute, the Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company is bound. The offer and sale of the shares of Company Stock issuable in exchange for the Shares do not require registration under the Securities Act or any applicable state securities laws.

        3.6  Certificate of Incorporation; Bylaws. The certificate of incorporation attached hereto as Exhibit A, is the certificate of incorporation of the Company as will be on file with the Secretary of State of the State of Delaware and in effect on the Closing Date (the "Certificate of Incorporation"). The bylaws attached hereto as Exhibit B, are the bylaws of the Company as will be in effect on the Closing Date (the "Bylaws").

        3.7  Capital Stock. The authorized capital stock of the Company consists of (a) 500,000,000 shares of Company Class A Common Stock, of which no shares are issued or outstanding, (b) 200,000,000 shares of Company Class B Common Stock, of which one (1) share is issued and outstanding and held by Anschutz and its Affiliates and (c) 50,000,000 shares of preferred stock, par value $0.001 per share of which no shares are issued or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and, except as set forth in the Stockholders' Agreement, are free of preemptive or similar rights. The Company intends to adopt an incentive compensation plan in the form of an employee stock option plan providing for the issuance of options to acquire shares of Company Class A Common Stock, representing not more than ten percent (10%) of the outstanding capital stock of the Company on a fully-diluted basis immediately following the Closing.

        3.8  Financial Statements. Prior to the Closing, the Company will have furnished to each of the Stockholders a complete and correct copy of the Financial Statements, which shall consist of the audited combined balance sheets of each of United Artists and its subsidiaries as of January 3, 2002, and Edwards and Regal and their respective subsidiaries as of December 27, 2001 and the audited related statements of operations, stockholders' equity and cash flows for the year ended January 3, 2002 in the case of United Artists and December 27, 2001 in the case of Edwards and Regal, together with the notes thereto, in the case of each of United Artists and Edwards audited by KPMG LLP and in the case of Regal audited by Deloitte & Touche LLP. The Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of each of United Artists, Edwards and Regal, as of the dates and for the periods indicated. The Financial Statements are in accordance with the books of Untied Artists, Edwards and Regal, as applicable, and have been prepared in accordance with Generally Accepted Accounting Principles, consistently applied except where expressly indicated.

ARTICLE 4
OWNERSHIP AND EXPENSES

        4.1  Transfers; Agreement to be Bound; Ownership During Pre-Closing Period. If any Stockholder makes any transfer, sale or other disposition of any Shares, as a condition to such transfer, sale or other disposition such Stockholder shall cause such transferee to agree to be bound by this Agreement and to deliver to the Company a written acknowledgement thereof. During the Pre-Closing Period, the Shares and the United Artists Warrants shall continue to be owned by and held in the name of each Stockholder and such Stockholder shall retain all incidents of ownership during the Pre-Closing Period, including but not limited to the right to vote and receive dividends on such Shares, and the Company shall not be permitted to, as applicable, vote, sell, assign, transfer, pledge, exercise or otherwise dispose of, encumber or exercise any rights with respect to the Shares or the United Artists Warrants.

        4.2  Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

ARTICLE 5
TERMINATION; AMENDMENT AND WAIVER

        5.1  Termination of Pre-Closing Period. The Pre-Closing Period shall automatically expire and terminate upon the earliest to occur of (a) receipt (i) by the Company of all necessary approvals under the HSR Act or expiration or earlier termination of any waiting period under the HSR Act and (ii) by Edwards of the necessary landlord consents and waivers under the Edwards leases that the Company shall determine in its sole and absolute discretion are material to the operation of Edwards or (b) a Reversion. Upon either of these events, on or before the Closing Date, the Company shall effect the Exchange or Reversion, as applicable, in accordance with this Article 5.

        5.2  No Exchange.

          (a)  Subject to Section 5.2(b), if any of the events set forth in (i), (ii) or (iii) below occur prior to Closing, no shares of Company Class A Common Stock or Company Class B Common Stock and no Company Warrants will be issued to the Stockholders, no Closing shall occur, the Exchange shall not be effected and this Agreement shall immediately terminate (a "Reversion"):

            (i)    The Company shall have failed to receive by June 30, 2002 the necessary approvals under the HSR Act or the expiration or termination of any waiting period under the HSR Act shall not have occurred by such date;

            (ii)  any action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction to which any of the parties to this Agreement are subject (i) concerning the ownership of the Shares or the United Artists Warrants, (ii) wherein an unfavorable injunction, judgment, order, decree ruling or charge would (A) prevent consummation of the Exchange or any of the other transactions contemplated by this Agreement or (B) cause the Exchange or any of the transactions contemplated by this Agreement to be rescinded or voided following consummation; or

            (iii)  Edwards shall have failed to receive by June 30, 2002 the necessary landlord consents and waivers under those Edwards leases that the Company shall determine, in its sole and absolute discretion, are material to the operation of Edwards.

          (b)  Notwithstanding the foregoing provisions of Section 5.2(a), if holders of not less than two-thirds of the voting power at each of United Artists, Edwards, Regal and Regal CineMedia so determine, a Reversion shall not automatically occur and the Pre-Closing Period shall not automatically expire, despite the occurrence or non-occurrence of an event in Section 5.2(a)(i), Section 5.2(a)(ii) or Section 5.2 (a)(iii) above; provided, however, that in no event shall the Pre-Closing period extend beyond December 31, 2002.

        5.3  Closing. Upon the termination of the Pre-Closing Period pursuant to Section 5.1(a), the Company shall provide written notification to the Stockholders of such event, which notice shall set forth specifically the date upon which the Closing of the Exchange shall occur. On the Closing Date the Closing will proceed as described in Section 1.2 hereof.

        5.4  Amendment. This Agreement may be amended by the parties hereto only by an instrument in writing executed by each of the parties hereto.

        5.5  Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

ARTICLE 6
GENERAL PROVISIONS

        6.1  Survival of Representations and Warranties; No Other Representations and Warranties. Except for the representations and warranties contained in Sections 2.4 and 3.5 of this Agreement, which shall survive indefinitely, the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a one (1) year period following the Closing Date. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the Stockholders' Agreement, neither the Company nor any Stockholder makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

        6.2  Publicity; Confidentiality. Each Stockholder hereby covenants and agrees that such Stockholder shall not, directly or indirectly, make any press release or public notice, announcement, or filing available to the public concerning the Company, its Stockholders, or its intended business without prior notice to and consultation with the Company and the other Stockholders, unless such notice and consultation is impracticable under applicable laws or governmental regulations. It is specifically recognized that Stockholders that are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, the Investment Advisers Act of 1940, as amended, or that are making offerings or distributions subject to the Securities Act or other applicable securities laws governing disclosure may, from time to time, be required to make such releases, notices, announcements, or filings without the opportunity for prior notice to or reasonable consultation with the Company and the other Stockholders. Each Stockholder covenants and agrees that, unless the Company otherwise consents in advance in writing, and except as otherwise required by any applicable law, governmental regulation or regulatory organization, such Stockholder shall not, directly or indirectly, disclose to anyone other than the Stockholders, such Stockholder's employees, officers, directors or professional advisers or the employees or directors of the Company any non-public information regarding this Agreement or any of the Annexes or Exhibits hereto or the transactions contemplated hereby or thereby or the Stockholders or business of the Company.

        6.3  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, or one day after being delivered to a reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  The Stockholders. To the address set forth on the Signature Pages hereto.

          (b)  Company. If to the Company, to:

        Regal Entertainment Corporation
        9110 E. Nichols Avenue, Suite 200
        Englewood, CO 80112
        Attention: President

        and to

        Regal Entertainment Corporation
        9110 E. Nichols Avenue, Suite 200
        Englewood, CO 80112
        Attention: General Counsel

    with a copy (which shall not constitute notice) to:

        The Anschutz Corporation
        555 17th Street, Suite 2400
         Denver, CO 80202
        Attention: Michael Bennet

        and to

        Hogan & Hartson L.L.P.
        One Tabor Center, Suite 1500
        1200 Seventeenth Street
        Denver, CO 80202
        Attention: Christopher J. Walsh

        6.4  Interpretation; Headings. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        6.5  Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        6.6  Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Annexes attached hereto and incorporated herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        6.7  Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflicts of law principles thereof.

        6.8  Assignment. Except as provided for in Section 4.1, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

        6.9  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

        6.10 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the District of Colorado. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on forum non conveniens or any other objection to venue thereof.

        6.11 Further Assurances. Subject to the terms and conditions hereof, the Company and each of the Stockholders agrees to use each of his, her or its commercially reasonable efforts to take, or cause to be taken, promptly all actions and to do, or cause to be done, promptly all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining prior to Closing all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other persons as are necessary or desirable for the consummation of the transactions contemplated hereby. The Company and each of the Stockholders shall cooperate fully with each other to the extent reasonable in connection with the foregoing and no party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required or desirable consent, authorization, order or approval or the making of any required filing or registration or effecting the Closing hereunder.

        6.12 Defined Terms. Each of the following terms used in this Agreement shall have the meanings set forth below:

        "Additional United Artists Stock" shall mean up to 4,653,486 shares of common stock of United Artists, par value $0.01 per share (as such number may be adjusted from time to time for any subdivision of capital stock into a greater number of shares (by stock splits, stock dividends or otherwise), for any combination of capital stock into a smaller number of shares (by reverse stock split, stock combination or otherwise) or for any reclassification of capital stock) (a) held by persons other than the United Artists Stockholders or (b) subject to warrants to acquire such shares where such warrants are held by persons other than the United Artists Stockholders.

        "Additional United Artists Warrants" shall mean warrants to acquire up to 1,850,000 shares of common stock of United Artists, par value $0.01 per share (as such number may be adjusted from time to time for any subdivision of capital stock into a greater number of shares (by stock splits, stock dividends or otherwise), for any combination of capital stock into a smaller number of shares (by reverse stock split, stock combination or otherwise) or for any reclassification of capital stock) held by persons other than the United Artists Warrantholders.

        "Affiliate" shall mean, as applied to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person. For purposes of the foregoing, "control," when used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" shall have the meanings correlative to the foregoing;

        "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Anschutz" shall mean Anschutz Investment Group LLC and Craig D. Slater.

        "Bylaws" shall have the meaning set forth in Section 3.6 of this Agreement.

        "Certificate of Incorporation" shall have the meaning set forth in Section 3.6 of this Agreement.

        "Closing" shall have the meaning set forth in Section 1.2(a) of this Agreement.

        "Closing Date" shall have the meaning set forth in Section 1.2(a) of this Agreement.

        "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Company Class A Common Stock" shall mean the Class A common stock of the Company, par value $0.001 per share.

        "Company Class B Common Stock" shall mean the Class B common stock of the Company, par value $0.001 per share.

        "Company Stock" shall mean the Company Class A Common Stock and the Company Class B Common Stock.

        "Company Warrants" shall mean warrants to acquire Company Class A Common Stock or Company Class B Common Stock, in the form attached hereto as Exhibit C.

        "Edwards" shall have the meaning set forth in Recital A of this Agreement.

        "Edwards Class A Stock" shall mean the common stock of Edwards designated Class A, having a par value of $0.001 per share.

        "Edwards Class B Stock" shall mean the common stock of Edwards designated Class B, having a par value of $0.001 per share.

        "Edwards Escrow Substitution & Distribution Agreement" shall mean the agreement concerning the escrow arrangement with respect to the Edwards Class B Stock, the Company Class A Common Stock to be issued in exchange therefor, and the Edwards Series B Preferred Stock, in substantially the form attached as Exhibit D hereto.

        "Edwards Series B Preferred Stock" shall mean the Series B Preferred Stock as defined in that Amended and Restated Certificate of Incorporation of Edwards Theaters, Inc. dated September 4, 2001.

        "Edwards Stock" shall mean the Edwards Class A Stock and the Edwards Class B Stock held by the Edwards Stockholders.

        "Edwards Stockholders" shall mean those stockholders of Edwards as set forth on Annex I hereto.

        "Exchange" shall have the meaning set forth in Section 1.2(a) of this Agreement.

        "Exchange Ratios" shall have the meaning set forth in Section 1.1(b) of this Agreement.

        "Financial Statements" shall have the meaning set forth in Section 3.8 of this Agreement.

        "First Amended & Restated Escrow Agreement" shall mean the agreement concerning the first amended and restated escrow agreement attached as an exhibit to the Edwards Escrow Substitution & Distribution Agreement.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

        "Initial Public Offering" shall mean the first underwritten public sale of any securities of the Company pursuant to the registration statement filed and declared effective by the Securities and Exchange Commission under the Securities Act.

        "Lien" shall mean any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature and in the case of the Shares or the United Artists Warrants any put, call or similar right of a third party with respect to such Shares or such United Artists Warrants.

        "Over-Allotment Share Amount" shall have the meaning set forth in Section 1.2(e) of this Agreement.

        "Pre-Closing Period" shall mean the period from the Signing Date through the Closing Date or the earlier termination of this Agreement as provided in Section 5.1 of this Agreement.

        "Putnam Stockholders" shall mean those Regal Stockholders set forth on Annex I hereto whose name includes the word "Putnam."

        "Regal" shall have the meaning set forth in Recital A of this Agreement.

        "Regal CineMedia" shall have the meaning set forth in Recital A of this Agreement.

        "Regal CineMedia Stock" shall mean the common stock of Regal CineMedia, par value $0.001 per share held by the Regal CineMedia Stockholders.

        "Regal CineMedia Stockholders" shall mean those stockholders of Regal CineMedia as set forth on Annex I hereto.

        "Regal Stock" shall mean the common stock of Regal, par value $0.001 per share held by the Regal Stockholders.

        "Regal Stockholders" shall mean those stockholders of Regal as set forth on Annex I hereto.

        "Reversion" shall have the meaning set forth in Section 5.2 of this Agreement.

        "Rule 144" shall have the meaning set forth in Section 2.5(c) of this Agreement

        "Securities Act" shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

        "Shares" shall mean the shares of United Artists Stock, United Artists Preferred Stock, Edwards Stock, Regal Stock and Regal CineMedia Stock to be exchanged hereunder.

        "Signing" shall have the meaning set forth in Section 1.1(a) of this Agreement.

        "Signing Date" shall have the meaning set forth in Section 1.1(a) of this Agreement.

        "Specified Agreements" shall mean the Stockholders' Agreement, the Edwards Escrow Substitution & Distribution Agreement and the First Amended & Restated Escrow Agreement.

        "Stockholders" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Stockholders' Agreement" shall mean the stockholders agreement substantially in the form attached as Exhibit E hereto.

        "United Artists" shall have the meaning set forth in Recital A of this Agreement.

        "United Artists Preferred Stock" shall mean the Series A Convertible Preferred Stock of United Artists, par value $0.01 per share.

        "United Artists Stock" shall mean the common stock of United Artists, par value $0.01 per share held by the United Artists Stockholders.

        "United Artists Stockholders" shall mean those stockholders of United Artists Preferred Stock and United Artists Stock as set forth on Annex I hereto.

        "United Artists Warrants" shall mean the warrants to acquire United Artists Stock held by the United Artists Warrantholders.

        "United Artists Warrantholders" shall mean those holders of United Artists Warrants as set forth on Annex I hereto.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE

        IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officers thereunto duly authorized as of the date first above written and each of the Stockholders has signed this Agreement or has caused this Agreement to be signed by such Stockholder's respective officers thereunto duly authorized, as of the date first written above.

REGAL ENTERTAINMENT GROUP, a Delaware corporation
By:	/s/ PETER BRANDOW
Name:	Peter Brandow
Title:	Executive Vice President, General Counsel and Secretary

Anschutz Investment Group LLC
By:	Anschutz Investment Fund, LP, its preferred member
By:	Anschutz Company, its general partner
By:	/s/ CRAIG D. SLATER
Name:	Craig D. Slater
Title:	Executive Vice President
Notice Address:
555 Seventeenth Street; Suite 2400 Denver, CO 80202
EIN:

/s/ CRAIG D. SLATER Craig D. Slater
Notice Address:
c/o The Anschutz Corporation 555 Seventeenth Street, Suite 2400 Denver, CO 80202
SSN:

Spousal Consent:
I acknowledge that I have read the foregoing Agreement and hereby consent to Craig D. Slater entering into and agreeing to be bound by the terms thereof
/s/ COLLEEN SLATER

OCM Principal Opportunities Fund II, L.P.
By:	Oaktree Capital Management, LLC, its general partner
By:	/s/ STEPHEN KAPLAN
Name:	Stephen Kaplan
Title:	Principal
By:	/s/ B. JAMES FORD
Name:	B. James Ford
Title:	Managing Director
Notice Address:
333 South Grand Avenue, 28th Floor Los Angeles, CA 90071
EIN:

GSCP Recovery, Inc.
By:	/s/ ROBERT HAMWEE
Name:	Robert Hamwee
Title:	Managing Director
Notice Address:
c/o GSC Partners 500 Campus Drive, Suite 220 Florham Park, NJ 07932
EIN:

LBI Group, Inc.
By:	/s/ JEFF GOODWIN
Name:	Jeff Goodwin
Title:	Vice President
Notice Address:
c/o Lehman Brothers Inc. 101 Hudson Street Jersey City, NJ 07302
EIN:

The Tudor BVI Global Portfolio Ltd.
By:	/s/ CHRISTOPHER KANE
Name:	Christopher Kane
Title:	Vice President
Notice Address:
c/o Tudor Investment Corp 1275 King Street Greenwich, CT 06840
EIN:

Tudor Property Trading, L.L.C.
By:	/s/ CHRISTOPHER KANE
Name:	Christopher Kane
Title:	Vice President
Notice Address:
c/o Tudor Investment Corp 1275 King Street Greenwich, CT 06840
EIN:

Putnam High Yield Trust
Putnam High Yield Advantage Fund
Putnam Variable Trust-Putnam VT High Yield Fund
Putnam Master Income Trust
Putnam Premier Income Trust
Putnam Master Intermediate Income Trust
Putnam Diversified Income Trust
Putnam Funds Trust-Putnam High Yield Trust II
Putnam Strategic Income Fund
Putnam Variable Trust-Putnam VT Diversified Income Fund
Travelers Series Fund Inc.-Putnam Diversified Income Portfolio
By: Putnam Investment Management, LLC
By:	/s/ JOHN R. VERANI
Name:	John R. Verani
Title:	Senior Vice President

STOCKHOLDER NAME	ADDRESS	EIN
Putnam High Yield Trust		04-6415410

Putnam High Yield Advantage Fund		06-6290063

Putnam Variable Trust-Putnam VT High Yield Fund		04-2986135

Putnam Master Income Trust		04-2993219

Putnam Premier Income Trust	c/o Putnam Investment Management, LLC High Yield Group One Post Office Square Seventh Floor Boston, MA 02109	04-2995046

Putnam Master Intermediate Income Trust		04-6584465

Putnam Diversified Income Trust		04-3017475

Putnam Funds Trust-Putnam High Yield Trust II		04-6852657

Putnam Strategic Income Fund		04-3251553

Putnam Variable Trust-Putnam VT Diversified Income Fund		04-6737822

Travelers Series Fund Inc.-Putnam Diversified Income Portfolio		23-6232971

Putnam High Yield Fixed Income Fund, LLC Putnam High Yield Managed Trust
By: Putnam Fiduciary Trust Company
By:	/s/ JOHN R. VERANI
Name:	John R. Verani
Title:	Senior Vice President

STOCKHOLDER NAME	ADDRESS	EIN
Putnam High Yield Fixed Income Fund, LLC	c/o Putnam Fiduciary Trust Company	51-6190220

Putnam High Yield Managed Trust	High Yield Group One Post Office Square Seventh Floor Boston, MA 02109	04-3174473

/s/ W. JAMES EDWARDS III W. James Edwards III
Spousal Consent:
I acknowledge that I have read the foregoing Agreement and hereby consent to W. James Edwards III entering into and agreeing to be bound by the terms thereof
/s/ PATRICIA D. EDWARDS Patricia D. Edwards
Notice Address:
25 Heritage Lane Newport Beach, CA 92660
SSN:

/s/ PATRICIA D. EDWARDS Patricia D. Edwards
Spousal Consent: I acknowledge that I have read the foregoing Agreement and hereby consent to W. James Edwards III entering into and agreeing to be bound by the terms thereof
/s/ W. JAMES EDWARDS III W. James Edwards III
Notice Address:
25 Heritage Lane Newport Beach, CA 92660
SSN:

ANNEX I
STOCKHOLDERS

UNITED ARTISTS STOCKHOLDERS

Anschutz Investment Group LLC
Craig D. Slater

UNITED ARTISTS WARRANTHOLDERS

Anschutz Investment Group LLC
Craig D. Slater

EDWARDS STOCKHOLDERS

W. James Edwards III and Patricia D. Edwards
OCM Principal Opportunities Fund II, L.P.
Anschutz Investment Group LLC
Craig D. Slater

REGAL STOCKHOLDERS

Anschutz Investment Group LLC
Craig D. Slater
OCM Principal Opportunities Fund II, L.P.
GSCP Recovery, Inc.
LBI Group, Inc.
The Tudor BVI Global Portfolio Ltd.
Tudor Proprietary Trading, L.L.C.
Putnam High Yield Trust
Putnam High Yield Advantage Fund
Putnam Variable Trust-Putnam VT High Yield Fund
Putnam Master Income Trust
Putnam Premier Income Trust
Putnam Master Intermediate Income Trust
Putnam Diversified Income Trust
Putnam Funds Trust-Putnam High Yield Trust II
Putnam Strategic Income Fund
Putnam Variable Trust-Putnam VT Diversified Income Fund
Travelers Series Fund Inc.-Putnam Diversified Income Portfolio
Putnam High Yield Fixed Income Fund, LLC
Putnam High Yield Managed Trust

REGAL CINEMEDIA STOCKHOLDERS

Anschutz Investment Group LLC

ANNEX II

EQUITY INTERESTS HELD BY THE STOCKHOLDERS AT UNITED ARTISTS,
EDWARDS, REGAL AND REGAL CINEMEDIA
AND
EQUITY INTERESTS TO BE RECEIVED BY THE STOCKHOLDERS UPON
EXCHANGE OR OTHERWISE HELD BY THE STOCKHOLDERS

ANNEX III

FORMULA FOR CALCULATION OF EXCHANGE RATIOS

EXHIBIT A

CERTIFICATE OF INCORPORATION

EXHIBIT B

BYLAWS

EXHIBIT C

FORM OF COMPANY WARRANT

EXHIBIT D

FORM OF EDWARDS ESCROW SUBSTITUTION & DISTRIBUTION AGREEMENT

EXHIBIT E

FORM OF STOCKHOLDERS' AGREEMENT

EXHIBIT F

MARKET STAND-OFF AGREEMENT

QuickLinks

EXCHANGE AGREEMENT BY AND AMONG REGAL ENTERTAINMENT GROUP AND THOSE PERSONS LISTED ON ANNEX I